Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND BETWEEN

Dream Finders Holdings LLC,

as Purchaser,

AND

H&H Constructors, Inc.,

as Seller

January 29, 2020

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of January 29, 2020 (the “Effective Date”), is entered into by and between DREAM FINDERS HOLDINGS LLC, a Florida limited liability company (“Purchaser”), and H&H CONSTRUCTORS, INC., a North Carolina corporation (“Seller”) both Seller and Purchaser being referred to collectively from time to time as the “Parties”.

RECITALS

Seller owns one hundred percent (100%) of the issued and outstanding membership interests (the “Membership Interests”) in H&H Constructors of Fayetteville, LLC, a North Carolina limited liability company (the “Company”).

Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller, all of the Membership Interests, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

“Book Equity Value” means the final book equity of the Company as of the day of Closing as stated on the Company’s Balance Sheet as of 11:59:59 p.m. Eastern Time on the day immediately prior to the Closing Date and calculated in accordance with GAAP no later than ninety (90) days post-Closing Date.

“Business” means the business of constructing residential homes and residential home communities, including the purchase and development of raw land and the purchase and development of existing residential lots.

“Business Day” means any weekday except for those weekdays that a banking institution within the State of Florida is required to be closed (a “Holiday”).

“Charleston Operations Charge” means any charges or other expenses under GAAP related to the Company’s discontinued Charleston, South Carolina homebuilding operations that are not actually included in the Book Equity Value but are incurred by the Company as of the date of Closing on the Company’s revised financial statements after Closing.

“Closing Indebtedness” means the Indebtedness outstanding as of 11:59:59 p.m. Eastern Time on the day immediately prior to the Closing Date.

“Closing Total Capital” means the total capital of the Company set forth on the Company’s Balance Sheet as of 11:59:59 p.m. Eastern Time on the day immediately prior to the Closing Date and calculated in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies, that were used in the preparation of the Financial Statements for the most recent fiscal year end.

“Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

“Company Employee Plan” means each (a) “employee benefit plan” within the meaning of Section 3(3) of the ERISA (without regard to whether it is subject to ERISA), (b) other benefit or compensation plan, Contract, policy, program, practice, arrangement or agreement, including pension, profit-sharing, savings, termination, executive compensation, phantom stock, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, insurance, hospitalization, medical, dental, life, employee loan, educational assistance, fringe benefit, deferred compensation, retirement or post-retirement, severance, equity or equity-based, incentive and bonus plan, contract, policy, program, practice, arrangement or agreement, and (c) other employment, consulting or other individual agreement, plan, practice, policy, contract, program, and arrangement, in each case, (x) which is maintained or contributed to or for the benefit of, or relating to, any current or former employee or director of the Company or either Subsidiary, or (y) with respect to which the Company or either Subsidiary has or may have any liability.

“Company Office” means the chief executive office of the Company located at 2919 Breezewood Avenue, Suite 400, Fayetteville, NC 28303.

“Cost of Goods Sold” means (a) with respect to construction on clients’ lots all direct material and labor costs and those costs related to acquisition and construction and are charged to work in progress (inventory); or (b) with respect to construction on the Company’s lots, all direct material and labor costs and those costs related to acquisition and construction, including interest on construction loans which are charged as work in progress (inventory).

“Earn Out” means that part of the aggregate Purchase Price to be paid to the Seller by the Purchaser which is in addition to the Cash Payment and in an amount equal to twenty percent (20%) of the Company’s total Pre-Tax Income for each of the following periods: (1) the period beginning on the Closing Date through December 31, 2020, (2) calendar year 2021, (3) calendar year 2022, (4) calendar year 2023 and (5) the period beginning January 1, 2024 through the date which is forty-eight (48) months from the Closing Date, inclusive, subject to certain adjustments as set forth in Section 2.04 hereinafter, each being individually referred to hereinafter as “Earn Out Year” and collectively as the “Earn Out Years”.

“Earn Out Payment” means any one of the five (5) annual payments made by Purchaser to Seller as part of the purchase price in payment of the Earn Out and more fully described hereinabove.

“Effective Date” means the day the last of either Purchaser or Seller signs this Agreement.

“Employment Agreements” means the employment agreements with certain existing executives and/or employees of the Company to be determined prior to the expiration of the Due Diligence Period.

“Encumbrances” means liens, pledges, charges, security interests, rights of first refusal, purchase options, or encumbrances of any kind.

“Environmental Laws” means all federal, state and local laws, statutes, ordinances and regulations, now or as of the Closing Date in effect, in each case as amended or supplemented from time to time, including, without limitation, all applicable judicial or administrative orders, applicable consent decrees and binding judgments relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface, water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq.), the Hazardous Material Transportation Act, as amended (49 U.S.C. §§ 5101 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. §§ 136 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. §§ 6901 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. §§ 2601 et seq.), the Clean Air Act, as amended (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1251 et seq.), the Safe Drinking Water Act, as amended (42 U.S.C. §§ 300f et seq.), any state or local counterpart or equivalent of any of the foregoing, and any federal, state or local transfer of ownership notification or approval statutes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated pursuant thereto.

“Escrow Agent” means Hutchens Law Firm LLP.

“Existing Mortgage Documents” means: (a) those Promissory Notes executed by the Company, as borrower, to the order of Mortgage Lenders as identified on Schedule II attached hereto; (b) the Mortgages executed by the Company in favor of Mortgage Lenders as more particularly identified on the attached Schedule II; (c) those certain Loan Agreements entered into between the Company and Mortgage Lenders identified on the attached Schedule II; and (d) all other documents and agreements evidencing and securing repayment of the Loans listed on Schedule II attached hereto.

“Existing Mortgage Financing” means the mortgage loan made by Mortgage Lender to the Company in the original principal amounts as evidenced by the Existing Mortgage Documents as more particularly set forth on the attached Schedule II.

“Four-Year Business Plan” means the four-year business plan to be attached hereto as Exhibit A at or before the expiration of the Due Diligence Period.

“GAAP” means United States generally accepted accounting principles in effect at the Closing Date.

“Governmental Authority” means the government of the United States, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hazardous Materials” means: (a) those substances included within the definitions of any one or more of the terms “hazardous materials”, “hazardous wastes”, “hazardous substances”, “industrial wastes”, and “toxic pollutants”, as such terms are defined under the Environmental Laws, or any of them; (b) petroleum and petroleum products, including, without limitation, crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) asbestos and or any material which contains any hydrated mineral silicate, including, without limitation, chrysotile, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (e) polychlorinated biphenyl (“PCBs”) or PCB-containing materials or fluids; (f) radon; (g) any radioactive substances; and (h) any other substance with respect to which any Environmental Law or Governmental Authority requires environmental investigation, monitoring, or remediation.

“Indebtedness” means, without duplication and with respect to the Company and expressly excluding any (i) indebtedness owed to the Mortgage Lenders and (ii) any indebtedness supporting Work in Progress, otherwise categorized as Construction Loans on the Company’s balance sheet, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Interest Expense” means the expense incurred during the period of construction and is included in work in progress (inventory).

“Laws and Regulations” means any constitution, statute, law, ordinance, regulation, rule, code, order, judgment, decree, or rule of law of any Governmental Authority.

“Losses” means any damage, loss, liability or expense (including reasonable and documented out-of-pocket expenses of investigation, enforcement and collection and reasonable and documented attorneys’ and accountants’ fees and expenses in connection with any litigation); provided, however, that Losses hereunder shall not include punitive, exemplary, indirect, special or consequential damages or lost profits or diminution in value other than damages actually paid to a non-Affiliated Person in respect of a Third Party Claim.

“Material Adverse Effect” means any change or effect that has, individually or in the aggregate, a material adverse effect on the Company, or to the Business, operations, assets, liabilities, financial condition or results of operations of the Company, taken as a whole, including, without limitation, a reduction in (i) gross revenue of the Company of three percent (3%) or greater compared to the Business Plan, or (ii) gross margin of three percent (3%) or greater compared to the Business Plan.

“Membership Interests” has the meaning set forth in the Recitals.

“Mortgage Lender” means the lenders as set forth on the attached Schedule II.

“Operating Expense” means the sum of general and administrative expenses, supervision and field expenses, and sales and marketing expenses as used in the Independent Accounts’ review report.

“Organizational Documents” means with respect to the Company and to Purchaser, the articles of organization or certificate of formation, as applicable, the operative limited liability company operating agreement, member resolutions, certificates evidencing the membership interests, if any, and all amendments or modifications to the foregoing and similar governing instruments required by the laws of the governing jurisdiction of formation or organization.

“Other Income” means the gain (loss) on disposition of assets, rebates, commissions and other miscellaneous income.

“Pre-Tax Income” means Revenue plus other income less (i) Cost of Goods Sold (ii) Operating Expenses, (iii) Interest Expense, and (iv) overhead expenses of Purchaser in an amount not to exceed one percent (1%) of the Company’s Revenue less an amount equal to the total of all (x) rebates, (y) purchase discounts savings received by the Company, and (z) any other expenses under GAAP, but excluding the Charleston Operations Charge, True Up Charges or any other charges that would result in double counting expenses will also be deducted from Revenues.

“Purchase Price” shall have the meaning as set forth in Section 2.03.

“Real Property” means all real property owned by the Company, including all rights, title and interest therein, more particularly described in Schedule I has the meaning set forth in Section 2.01.

“Revenue” means the revenue related to homebuilding activities on lots owned by clients using the completed-contract method and revenue related to homebuilding activities on lots owned by the Company using the deposit method.

“Seller” has the meaning set forth in the Preamble.

“Service Contracts” means all service, maintenance, management, commission, union, brokerage, leasing, and other contracts in connection with the Real Property as set forth on Schedule III hereto and all renewals, replacements of the Company, extensions of same or additional service contracts that may hereafter be entered into in the ordinary course of business in accordance with Section 7.01.

“Tax” or “Taxes” means any federal, state, local, foreign, or other tax, fee, levy, duty, assessment, or other governmental charge, any amounts paid under an agreement with a Governmental Authority relating to a tax or in lieu of a tax, and any interest, additions to tax, and penalties in connection therewith.

“Tax Return” shall mean any return, report, information return, declaration, claim for refund, or other document, together with all amendments, attachments, and supplements thereto (including all related or supporting information), required to be maintained for or supplied to any Governmental Authority responsible for the administration or collection of Taxes.

“Transaction Expenses” shall mean all fees and expenses incurred by the Company or Seller at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the other transaction documents, and the performance and consummation of the transactions contemplated hereby and thereby, which remain due and payable as a liability of the Company after the Closing.

“True Up Charges” shall mean, other than the Charleston Operations Charge, any charges or other expenses identified by the Company’s auditor under GAAP that are not actually included in the Book Equity Value but are incurred by the Company as of the date of Closing on revised financial statements of the Company after Closing.

“Total Capital” shall mean the members equity adjusted for net income, distributions, transfers, and any write downs which occur during the Due Diligence Period, with such write downs to be agreed upon by the Parties.

“Warranty Liability” shall mean the excess amount, if any, of actual warranty expenses for homes delivered before the Closing Date, above the accrued warranty reserve on the Company’s balance sheet as of the Closing Date.

ARTICLE II
PURCHASE AND SALE

Section 2.01
Membership Interests . Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, in accordance with the terms and conditions of this Agreement, all of Seller’s rights, title, and interest in and to all of the Membership Interests owned by Seller.

Section 2.02
Deposit. Purchaser shall deposit Two Hundred Fifty Thousand Dollars ($250,000.00) (“Initial Deposit”) with the Escrow Agent, within three (3) business days after the Effective Date. Within three (3) business days after the expiration of the Due Diligence Period (hereinafter defined) and so long as Purchaser has delivered a Notice to Proceed (hereinafter defined), Purchaser shall deposit with the Escrow Agent the amount of Five Hundred Thousand Dollars ($500,000.00) (the “Additional Deposit” and collectively with the Initial Deposit, the “Deposit”). If the transaction does not close, Escrow Agent shall disburse the Deposit to the party entitled to the Deposit as provided for in this Agreement. The Deposit shall be applied toward the Purchase Price at Closing.

Section 2.03
Purchase Price; Charleston Operations Charge Escrow.  The aggregate purchase price (the “Purchase Price”) which Purchaser shall pay to Seller for all of the Membership Interests owned by Seller shall be equal to the sum of: (i) $          (the “Cash Payment”); plus (ii) the Earn Out. For the avoidance of doubt the Cash Payment paid at Closing will (i) be calculated as One Hundred Ten Percent (110%) multiplied by the Company’s book equity as shown on the Company’s most recent month-end balance sheet as of the Closing Date, and (ii) will be adjusted post Closing to make it equal to One Hundred Ten Percent (110%) multiplied by the Book Equity Value as provided in Section 2.05.

One Hundred Thousand Dollars ($100,000.00) of the Cash Payment shall be held by Escrow Agent (the “Charleston Operations Charge Fund”) until such time as the Charleston Operations Charge is actually calculated but in no event later than September 30, 2020. Thereafter, Escrow Agent shall disburse from the Charleston Operations Charge Fund an amount equal to the Charleston Operations Charge to Purchaser and the balance, if any, to Seller. To the extent the Charleston Operations Charge exceeds One Hundred Thousand Dollars ($100,000.00), such excess shall be deducted from the Earn Out.

Section 2.04
Payment of Purchase Price. Purchaser shall pay the Purchase Price as follows:

(a)
The Cash Payment. The Cash Payment shall be paid by Purchaser to Seller on the Closing Date by federal wire transfer of immediately available funds.

(b)
The Earn Out Payments. The balance of the Purchase Price will be paid in Earn Out Payments. Each Earn Out Payment for each Earn Out Year will be paid by Purchaser to Seller as soon as reasonably practicable after each Earn Out Year end but no later than 30 days after Purchaser publishes its annual audit for each Earn Out Year. For the avoidance of doubt, Earn Out Payments shall be payable in respect of the following Earn Out Years: (i) the Closing Date through 12/31/2020, (ii) 01/01/2021 through 12/31/2021, (iii) 01/01/2022 through 12/31/2022, (iv) 01/01/2023 through 12/31/2023, and (v) 01/01/2024 through the forty-eight (48) month anniversary of the Closing Date.

Section 2.05
Post Closing Adjustment to Purchase Price. The Company will calculate the Book Equity Value of the Company within ninety (90) days following the Closing Date. At that time the following adjustment to the Purchase Price will be made (the “Post Closing Adjustment Payment”) as follows:

If the Book Equity Value exceeds the Cash Payment, the Purchaser shall make a cash payment to the Seller equal to One Hundred Ten Percent (110%) multiplied by the difference between the Book Equity Value and the Cash Payment no later than ninety (90) days post-Closing Date;

If the Cash Payment exceeds One Hundred Ten Percent (110%) multiplied by the Book Equity Value, the Seller shall make a cash payment to the Purchaser equal to the difference between the Cash Payment and One Hundred Ten Percent (110%) multiplied by the Book Equity Value.

(a)
Each Earn out Payment will be in an amount equal to twenty percent (20%) of the Company’s Pre-Tax Income for the Earn Out Year preceding each Earn Out Payment.

(b)
Notwithstanding any provision herein to the contrary, the Earn Out will be reduced by the sum of (A) ten percent (10%) of the Company’s Book Equity Value (B) reduced or increased by the surplus or deficiency in the Company’s Warranty Reserve (C) any Pre-Tax Income Distributions to Seller made after the Closing Date; and, (z) any balance due Purchaser resulting from deficiency in funds in the Charleston Operating Charge Escrow as described in section 2.03 above.

(c)
Notwithstanding any terms herein to the contrary Purchaser will deduct amounts due for the Earn Out Deductions from each Earn Out Payment until the Earn Out Deductions are paid in full. Upon payment in full of the Earn Out Deductions remaining Earn Out Payments will be paid to Seller as provided herein.

(d)
Purchaser will ensure that all financial statements prepared by or for the Company post-Closing will be in conformity to GAAP.

(e)
Purchaser will not permit and Company, post-Closing, will not make any distributions, transfers, payment, or loans to Purchaser or any subsidiary or affiliate of Purchaser or Company which may or would prevent Company from making any Earn Out Payment on the date it is due.

(f)
Purchaser will provide Seller with the Company’s annual financial statements beginning with the period ending December 31, 2020 and continuing through December 31, 2024.

(g)
Purchaser’s failure to pay any Earn Out Payment when due is a default under this Agreement entitling the Seller to seek any available remedies at law or equity, together with the recovery of all costs and fees, including attorney’s fees.

Section 2.06
The Provisions of Sections 2.03 – 2.06 will survive the Closing.

Section 2.07
Mortgage Lender Consent.

(a)
Purchaser and Seller expressly agree that a condition precedent to Closing is each Mortgage Lender’s:

1.
Consent to Purchaser’s acquisition of Seller’s Member Interest;

2.
Purchaser’s assumption of the Mortgage Lender’s debt (the “Loan Assumption”)

3.
The release by each Mortgage Lender of Seller, its shareholders, officers, directors and affiliates, to include without limitation D. Ralph Huff, II, Linda Huff, any family member of D. Ralph Huff, II and Linda Huff, any entity or trust in which D. Ralph Huff, II, Linda Huff or any of their family has any interest (all collectively the “Huff Entities”), from all obligations to pay or guaranty payment of any obligations owed by the Company to each Mortgage Lender, and the release by each Mortgage Lender of any property, both real and personal, owned by any of the Huff Entities and pledged, encumbered or otherwise held as security for any obligations owed by the Company to any Mortgage Lender.

In furtherance thereof, Seller and Purchaser shall use good faith reasonable efforts and shall cooperate with each other in facilitating the Loan Assumption (including, without limitation, Seller making necessary introductions to the Company’s lenders and other financing partners) and shall execute such Loan Assumption documents and modifications to the Existing Mortgage Documents at Closing as each Mortgage Lender may reasonably require (the “Loan Assumption Documents”) provided, however, that such Loan Assumption Documents are reasonably acceptable to Purchaser and Seller.

(b)
Purchaser and Seller shall each pay 50% all of Mortgage Lender’s fees, charges, costs, and expenses in connection with the Loan Assumption, including, without limitation, legal fees, title costs, inspection fees, assumption fees, appraisal fees, and breakage costs (collectively, “Lender Assumption Costs”). If the Mortgage Lenders, Seller and Purchaser have not agreed, in writing, to the Loan Assumption on or before Closing, then either Purchaser or the Seller shall have the right to terminate this Agreement by giving written notice to the other Party (Purchaser or the Seller, as applicable). If either Party elects to terminate this Agreement as provided in this Section 2.07, this Agreement shall terminate, the Deposit shall be immediately returned to Purchaser and the Parties shall have no further liability hereunder (except with respect to those obligations hereunder which survive the termination of this Agreement).

(c)
In the event one or more of the Mortgage Lenders refuse to release one or more members of the Huff Entities from guaranty’s or refuse to release real or personal property owned by one or more members of the Huff Entities and held by a Mortgage Lender as security for Company obligations due a Mortgage Lender, Seller may, at its option and in its sole discretion, elect to proceed with the Closing, in which event, Purchaser on or before June 30, 2020 will:

1.
Execute an indemnification and hold harmless agreement (the “Indemnification”) by the terms of which Purchaser, the Company and such principals of Purchaser as Seller requires, indemnify and hold harmless the Huff Entities from any claims, loss, demands for payment arising from any Huff Entity obligation to pay or guaranty of any Company obligation to any Mortgage Lender. The Indemnification Agreement will be in form and substance identical to the Indemnification Agreement marked as Exhibit 3.01 (c) and attached to this Agreement; and

2.
Secure the Indemnification Agreement by bond or other security acceptable to Seller; and

3.
On or before June 30, 2020 take such action as is necessary to obtain the release of any guaranty of Company obligation to any Mortgage Lender by any member of the Huff Entities and the release of any real or personal property owned by any member of the Huff Entities and held by any Mortgage Lender as security for any Company obligation due to such Mortgage Lender;

(d)
The failure of Purchaser to obtain the release by each Mortgage Lender of the Huff Entity guarantors and the release of any real or personal property owned by any of the Huff Entities and held as security by any Mortgage Lender for any Company obligations by June 30, 2020 will constitute a breach of this Agreement and of Purchasers obligations herein entitling Seller to such relief as is available at law or equity.

Section 2.08
The provisions of Sections 2.03, 2.04, 2.05, 2.06 and 2.07 shall survive Closing.

ARTICLE III
DUE DILIGENCE INVESTIGATION

Section 3.01
Due Diligence Materials. Within seven days of the Effective Date, Seller shall deliver, cause to be delivered, or make available to Purchaser the following documents, to the extent in the custody or control of Seller or the Company (collectively, the “Due Diligence Materials”):

(a)
Title Policies; Title Commitment. The existing title policies covering the Real Property (the “Title Polices”), issued by the relevant title companies (the “Title Companies”), together with copies of all documents referred to as exceptions therein (the “Title Exceptions”), and a current preliminary title commitment covering the Real Property committing the Title Companies to issue at Closing, as Purchaser’s sole and absolute discretion, an ALTA 15.06 Non Imputation Endorsement to the Title Policies (the “Title Commitment” and collectively with the Title Exceptions and Title Policies, the “Title Documents”).

(b)
Purchase and Sale Agreements. Complete copies and all amendments of the Purchase and Sale Agreements.

(c)
Survey. Any survey of the Real Property prepared for Seller at the time of the Company’s acquisition of the Real Property and in Sellers possession.

(d)
Plans and Specifications. Copies of all working drawings and as-built plans and specifications for the Improvements, which will be provided in a non-downloadable format or made available at the Company Office for review.

(e)
Reports. Copies of all environmental reports prepared by third parties, engineering reports, soil reports, and other professional reports or surveys of the Real Property and in Sellers possession.

(f)
Permits. Copies of all governmental permits, licenses, certificates of occupancy, and approvals, in each case regarding the Real Property and in Sellers possession.

(g)
Contracts. Copies of the Service Contracts.

(h)
Operating Statements. Operating statements for the prior three (3) years and year-to-date (the “Operating Statements”), and projected for the calendar year 2020, together with current year budget plus narrative for the Real Property.

(i)
Tax Assessment. A copy of the property tax assessment and the tax bills with respect to the Real Property for the current year.

(j)
Warranties and Indemnities. All warranties (including, without limitation, any roof warranty), guarantees and indemnities for the Real Property, together with any work orders for the twelve (12) months preceding this Agreement relating to expenses at the Real Property such as security, landscaping, etc.

(k)
Insurance. Seller’s insurance certificates and an insurance loss claims history for the twenty-four (24) months preceding this Agreement.

(l)
Company Documents. With respect to the Company: (i) all Organizational Documents; (ii) financial statements for fiscal years 2016, 2017 and 2018; and (iii) all federal, state, and local Tax Returns for years 2016, 2017 and 2018.

(m)
Loan Documents. All Existing Mortgage Documents.

(n)
Warranties. Copies of all warranties with respect to the houses constructed by the Company.

All or some of the Due Diligence Materials may from time to time up to and including the Closing Date be uploaded to an online data room hosted by Dropbox or any subsequent online data room (the “Data Room”).

Section 3.02
Other Information. Seller shall provide Purchaser, upon not less than two (2) Business Days’ notice to the Seller from Purchaser, access to the Company’s non-confidential property management files with respect to the Real Property and any additional information reasonably requested by Purchaser, at the Company Office for review and copying by Purchaser. If requested by Seller, such inspection shall be done at the Company Office after business hours and/or on a Saturday or Sunday. All inspections at the Company Office shall be attended by Doug Moran. In addition, Seller shall promptly and in good faith, comply with any reasonable request by Purchaser, during the term of this Agreement, for: (a) any updates to the information or documents described in Section 3.01 above; (b) any document, within Seller’s or the Company’s possession, pertaining to the Real Property and the Company, although not included within the documents described in Section 3.01 above; or (c) any information within Seller’s knowledge pertaining to the Real Property and the Company.

Section 3.03
Due Diligence Period .

(a)
Purchaser shall have a period, commencing on the Effective Date through the date which is sixty (60) calendar days thereafter (the “Due Diligence Period”), to perform due diligence with respect to the Real Property (including conducting such tests, studies, surveys, and/or other physical inspections of the Property as Purchaser deems necessary or appropriate), the Company, the Membership Interests, and all information relating thereto (including the Due Diligence Materials) (the “Inspections”). Purchaser’s Inspections may encompass such matters as, without limitation, title and survey, environmental conditions, soil conditions, siting, access, traffic patterns, competition, financing, economic feasibility, platting, zoning, leasing status, and matters involving governmental cooperation.

(b)
The Purchaser shall have the absolute right to terminate this Agreement upon written notice to Seller delivered at any time prior to 8:00 p.m. local time in Jacksonville, Florida on the last day of the Due Diligence Period, provided, however, in order for Purchaser to proceed beyond the expiration of the Due Diligence Period, Purchaser shall provide written notice to Seller from one of Purchaser’s named notice parties in Section 16.01(d) herein expressly stating Purchaser’s election to proceed beyond the Due Diligence Period (the “Notice to Proceed”). If Purchaser does not provide the Notice to Proceed on or prior to the last day of the Due Diligence Period, or if Purchaser provides written notice of its termination prior to such time, this Agreement shall automatically terminate and the Initial Deposit shall be immediately returned to Purchaser and the Parties shall have no further liability hereunder (except with respect to those obligations hereunder which survive the termination of this Agreement).

Section 3.04
Purchaser’s Access. Subject to the provisions of 3.05 and provided Purchaser obtains a Certificate of Insurance satisfactory to Seller, Purchaser and its agents, employees, consultants, inspectors, appraisers, engineers, and contractors (collectively “Purchaser’s Representatives”) shall have the right, through the Closing Date, from time to time at its sole cost and expense, upon the advance notice to Seller, to enter upon and pass through the Real Property during normal business hours to examine and inspect the same, as well as conduct reasonable tests, studies, investigations, and surveys to assess utility availability, soil conditions, environmental conditions, physical condition, and the like of the Real Property, provided such inspections are permitted under the Company’s Real Property purchase agreements.

Section 3.05
Purchaser’s Right to Inspect .

(a)
In conducting the Inspections or otherwise accessing the Real Property, Purchaser shall at all times comply with all laws and regulations of all applicable governmental authorities. In addition, and without limiting the generality of the foregoing, while conducting any Inspection, Purchaser and Purchaser’s Representatives shall have the right to contact or have any discussions with any of Seller’s or Seller’s affiliates’ employees, agents, or representatives (other than Seller’s attorneys), or contractors providing services to, the Property.

(b)
Purchaser shall schedule and coordinate all Inspections of the Real Property or other access thereto with the Seller. Seller shall be entitled to have a representative present at all times during each such Inspection or other access. Purchaser agrees to pay to Seller promptly upon demand the reasonable cost of repairing and restoring any damage or disturbance that Purchaser or Purchaser’s Representatives shall cause to the Real Property, other than any damage caused by or resulting from: (i) any acts or omissions of Seller or a Seller Related Party; or (ii) any pre-existing, dangerous, illegal, or defective condition of the Real Property. All inspection fees, appraisal fees, engineering fees, and other costs and expenses of any kind incurred by Purchaser or Purchaser’s Representatives relating to such inspection and its other access shall be at the sole expense of Purchaser.

Section 3.06
Seller Indemnification . Purchaser agrees to indemnify and hold Seller and their agents, affiliates, representatives, consultants, accountants, contractors, and attorneys or other advisors, and any successors or assigns of the foregoing (collectively with Seller, the “Seller Related Parties”) harmless from and against any and all Losses incurred by Seller Related Parties arising from or by reason of Purchaser’s and/or Purchaser’s Representatives’ access to, or Inspections of, the Real Property, except to the extent such losses, costs, damages, liens, claims, liabilities, or expenses are caused by a: (i) Seller or a Seller-related party Condition; and/or (ii) Pre-Existing, dangerous, illegal or defective condition of the Real Estate. The provisions of this 3.06 shall survive the Closing or any earlier termination of this Agreement for a period of six (6) months.

ARTICLE IV
TITLE MATTERS AND REVIEW

Section 4.01
Permitted Exceptions . At Closing, the Real Property shall be subject only to the following matters (collectively, the “Permitted Exceptions”):

(a)
All title exceptions set forth in the Title Policies.

(b)
All unpaid real estate taxes and water and sewer charges not due and payable as of the Closing Date, subject to adjustment as hereinafter provided.

(c)
All present and future zoning, building, environmental, and other laws, ordinances, codes, restrictions, and regulations of all governmental authorities having jurisdiction with respect to the Property, including, without limitation, all Laws and Regulations, provided such Laws and Regulations are not violated by the Property as it exists on the Effective Date and on the Closing Date, or prohibit or impair the use of the Property to support lots for single family homes or townhomes.

(d)
Community plats and covenants and restrictions and all covenants, restrictions, and rights of record and all easements and agreements of record for the erection and/or maintenance of water, gas, steam, electric, telephone, sewer, or other utility pipelines, poles, wires, conduits, or other like facilities, and appurtenances thereto, over, across, and under the Property, provided as to any such exceptions, they do not (i) interfere with the present use of the Property, (ii) prohibit or impair Purchaser’s intended use of the Property to support lots for single family or multi-family homes; (iii) prohibit or interfere with the maintenance and operation of any building or structure on the Property; (iv) impose any financial or other obligations on the Purchaser; or (v) render title unmarketable.

(e)
Any state of facts shown on the Survey, together with any additional state of facts that a subsequent accurate survey of the Property would show, provided same do not: (i) render title unmarketable; (ii) prohibit or interfere with the maintenance of any building or structure or structures now on the Property; (iii) restrict the current use and enjoyment of the Property as a single family or multi-family home; and/or (iv) impose any financial or other obligations on Purchaser.

(f)
Any lien or encumbrance arising out of the acts or omissions of Purchaser.

(g)
The liens securing the Existing Mortgage Financing (in the event Purchaser elects to assume such mortgage).

Section 4.02
Title .

(a)
In accordance with Section 3.01(a), Seller shall provide Purchaser with all title policies then in place on the Real Property to allow Purchaser to order title updates, and the Title Commitment from the Title Companies, together with copies of all Title Documents (the “Title Report”). At the Closing and as a condition to Purchaser’s obligations under this Agreement, the Title Companies shall issue to Purchaser, and Purchaser shall accept (at Purchaser’s expense), without payment of an extraordinary premium, an ALTA Endorsement 15-06 (Nonimputation-Full Equity Transfer), or its state-specific equivalent, with respect to the Title Policies (the “Title Insurance Policies”). Purchaser, at its own expense in accordance with Section 7.02(b), may order a survey of any or all of the Real Property (the “Survey”).

(b)
Within ten (10) Business Days after receipt of the Title Report (or any subsequent update thereof) (unless an additional matter shown on such subsequent update first arises on the Closing Date, in which event notice of same may be given on the Closing Date and the Closing Date shall be extended day for day without the need for additional action by either Party), Purchaser shall furnish to Seller’s attorney a writing (the “Title Report Objection Notice”) specifying any objections to matters shown in: (i) Schedule B of the Title Commitment; (ii) any search included in the Title Report; (iii) the Title Documents; and/or (iv) the Survey (each, a “Title Objection”). If, after giving the Title Report Objection Notice to Seller, Purchaser receives a continuation report showing any exceptions to title to the Property that are not Permitted Exceptions, Purchaser shall promptly give written notice thereof to Seller. Except for those items that Seller is obligated to cure pursuant to the terms of this Agreement, any such matter not the subject of a timely Title Objection shall be deemed a Permitted Exception. Notwithstanding anything to the contrary contained herein, Purchaser shall have no need to object to any Mandatory Title Removal Item, which Mandatory Title Removal Items shall be automatically deemed Title Objections.

Section 4.03
Seller Unable to Cure .

(a)
Seller shall use reasonable efforts to eliminate all Title Objections by the Closing Date.

(b)
Notwithstanding anything to the contrary contained in this Agreement, Seller shall, on or prior to the Closing, pay, discharge or remove of record or cause any Mandatory Title Removal Item to be paid, discharged, or removed of record at Seller’s sole cost and expense. The term “Mandatory Title Removal Item” as used herein shall mean, other than Permitted Exceptions: (i) any lien and other encumbrance that any Seller has knowingly and intentionally placed (or allowed to be placed) on the Property (other than with the prior written approval of Purchaser, in Purchaser’s sole discretion except such approval shall not be unreasonably withheld with respect to requests for instruments to be recorded for the benefit of any utility), except for the liens securing the Existing Mortgage Financing; (ii) except for the liens securing the Existing Mortgage Financing, mortgages, deeds of trust, security instruments, financing statements, or other instruments which evidence or secure indebtedness, judgments, and liens against the Property, including, without limitation, mechanics’ liens, tax liens, and real estate taxes, water rates, sewer rents, and taxes, in each case, which are due and payable but which remain unpaid and/or of record as of the Closing Date (subclauses (i) and (ii), collectively, the “Voluntary Liens”); and (iii) any Title Objections which would not constitute Voluntary Liens, but which can be removed by the payment of a liquidated sum of money (items set forth in this subclause (iii), collectively, “Monetary Liens”). Seller shall be obligated to take any such action as is required on the part of Seller to have Monetary Liens removed from the Title Report by the Title Companies, provided, however, that Seller shall have no obligation to pay, discharge, or remove of record Monetary Liens, in the aggregate, in an amount greater than TEN THOUSAND DOLLARS ($10,000.00) (the “Lien Removal Limitation”). If Seller fail to discharge and remove of record any Mandatory Title Removal Items on or prior to the Closing Date, at Purchaser’s election, such failure shall constitute a failure of a closing condition pursuant to Section 11.03 and Purchaser shall be entitled to such remedies as are set forth in Article 14; provided, however, Seller’s failure or refusal to pay or incur any amounts greater than the Lien Removal Limitation to cure or remove any Mandatory Title Removal Items shall not be considered a default or breach of this Agreement by Seller.

Section 4.04
Unpaid Taxes; Assessments and Charges. The amount of any unpaid taxes, assessments, and water and sewer charges which Seller or the Company is obligated to pay and discharge may, at the option of the Seller on behalf of Seller, be paid by Purchaser out of the balance of the Purchase Price, if bills therefor, with any interest and penalties thereon figured to said date, are furnished to or obtained by the Title Companies at the Closing and the Title Companies omits same as an exception to its Title Insurance Policies.

Section 4.05
Liens and Other Encumbrances. If the Property shall, at the time of the Closing, be subject to any liens (such as for judgments or transfer, inheritance, estate, franchise, license or other similar taxes), encumbrances, or other title exceptions which would be grounds for Purchaser to object to title hereunder, the same shall not be deemed a Title Objection provided that, at the time of the Closing, either: (a) the Seller delivers checks at the Closing in the amount required to satisfy the same and delivers to Purchaser and/or the Title Companies at the Closing, instruments in recordable form (and otherwise in form reasonably satisfactory to the Title Companies in order to omit same as an exception to its Title Insurance Policies) sufficient to satisfy and discharge of record such liens and encumbrances together with the cost of recording or filing such instruments; or (b) each Title Company, as applicable, will otherwise issue or bind itself to issue a policy in form and substance acceptable to Purchaser in its sole and absolute discretion which will insure Purchaser against collection thereof from or enforcement thereof against the Property.

Section 4.06
Title Affidavits or Documents . Upon request by Title Companies, the Seller shall deliver any documentary evidence as is in Seller’s possession or affidavits reasonably required by the Title Companies and customarily delivered by Seller of residential property in the location where the Real Property is located in order to issue the Title Insurance Policies to Purchaser free and clear of matters other than the Permitted Exceptions.

ARTICLE V
CLOSING

Section 5.01
Closing; Closing Date . The closing of the transaction contemplated hereby (the “Closing”) shall occur no later than forty-five (45) days after the expiration of the Due Diligence Period (the “Closing Date”) in accordance with the terms and conditions of this Agreement, unless otherwise agreed to in writing by the Parties. Notwithstanding the foregoing, Purchaser, in Purchaser’s sole and absolute discretion, may elect to extend the Closing Date by up to two (2) thirty (30) day extensions by (i) providing written notice to Seller of Purchaser’s election to extend the Closing Date, and (ii) depositing with Escrow Agent the amount of Twenty-Five Thousand Dollars ($25,000.00) for the first thirty (30) day extension, and Twenty-Five Thousand Dollars ($25,000.00) for a second thirty (30) day extension (each, a “Closing Extension Payment”). The Closing Extension Payments shall be added to the Deposit. In the event Purchaser elects to extend the Closing Date pursuant to the terms of this Section 5.01, the term “Closing Date” shall mean the Closing Date as extended.

ARTICLE VI
CLOSING DELIVERIES

Section 6.01
Seller’s Closing Deliveries. Seller shall deliver or cause to be delivered to Purchaser the following at the Closing, except as otherwise specified below:

(a)
Two (2) original Assignment, Assumption, and Admission Agreements (the “Assignment”) in substantially the form attached hereto as Exhibit B, each executed by Seller and assigning to Purchaser all of Seller’s right, title, and interest in the Membership Interests.

(b)
One (1) original affidavit in substantially the form attached hereto as Exhibit C, executed by Seller and stating his taxpayer identification number for federal income tax purposes and that Seller is not a foreign person within the meaning of Section 1445, et seq. of the Code (the “FIRPTA Certificate”).

(c)
A good standing certificate for the Company in the jurisdiction where the Company is organized and, if different, where the Real Property is located, dated no more than thirty (30) days before the Closing Date.

(d)
Resignations effective as of the Closing Date of any officers or directors and the managing member/manager of the Company.

(e)
A written certificate in form and substance reasonably satisfactory to Purchaser stating that all representations and warranties contained in Section 9.01 remain, as of the Closing Date, true, correct, and complete in all material respects as when first made hereunder (the “Bring Down Certificate”). Without limiting the generality of the foregoing, the Bring Down Certificate shall include a representation from the Seller as to the accuracy of all financial statements and the financial condition of the Company as of the Closing Date.

(f)
One (1) original title affidavit.

(g)
Two (2) original Settlement Statements.

(h)
The Employment Agreements.

Section 6.02
Purchaser’s Closing Deliveries . On the Closing Date, Purchaser shall deliver or cause to be delivered to Seller the following:

(a)
The Closing Payment.

(b)
Two (2) original Assignments, each executed by Purchaser.

(c)
A consent of the board of managers of Purchaser authorizing the transaction contemplated hereby and the execution and delivery of the documents required to be executed and delivered hereunder.

(d)
One-half (1/2) of any Lender Assumption Costs (provided, Seller remains obligated to pay one-half (1/2) of Lender Assumption Costs incurred post-closing).

(e)
The Loan Assumption Documents (if any).

(f)
The Employment Agreements.

ARTICLE VII
CLOSING COSTS

Section 7.01
Seller’s Closing Costs . Seller shall pay the following costs and expenses in connection with the transaction contemplated by this Agreement:

(a)
All transfer tax, if any, charged where the Real Property is located.

(b)
All recording fees for recording documents which release any liens on the Property Seller or the Company are obligated to remove hereunder.

(c)
One-half (1/2) of any Lender Assumption Costs whether incurred before or after the Closing (provided, Seller remains obligated to pay one-half (1/2) of Lender Assumption Costs incurred post-closing).

(d)
The Loan Assumption Documents (if any).

(e)
Any and all costs incurred by Seller in connection with the preparation, review, and negotiation of this Agreement and the transactions and the Closing contemplated by this Agreement, including any attorneys’ or consultancy fees.

Section 7.02
Purchaser’s Closing Costs. Purchaser shall pay the following costs and expenses in connection with the transaction contemplated by this Agreement:

(a)
The cost of the Title Insurance Policies and all expenses related thereto.

(b)
The cost of the Survey.

(c)
Any and all costs associated with any financing Purchaser may obtain to consummate the acquisition of the Property.

(d)
Any and all costs incurred by Purchaser in connection with the preparation, review, and negotiation of this Agreement and the transactions and the Closing contemplated by this Agreement, including any expenses associated with Purchaser’s investigation of the Property, and any attorneys’ or consultancy fees.

(e)
One-half (1/2) of any Lender Assumption Costs whether incurred before or after the Closing (provided, Seller remains obligated to pay one-half (1/2) of Lender Assumption Costs incurred post-closing).

ARTICLE VIII
TAX MATTERS

Section 8.01
Property Tax Proceedings. If any proceedings for the reduction of the assessed valuation of the Real Property (“Tax Proceedings”) relating to any tax years ending prior to the current tax year of 2019 are pending at the time of the Closing, Seller reserves and shall have the right to continue to prosecute and/or settle the same in Seller’s sole discretion at no cost or expense to Purchaser, and any refunds or credits due for the periods prior to Purchaser’s ownership of the Company shall remain the sole property of Seller. From and after the date hereof until the Closing, Seller is hereby authorized to commence any new Tax Proceedings and/or continue any Tax Proceedings, and in Seller’s reasonable discretion consistent with the practices of a reasonably prudent building owner, at its sole cost and expense to litigate or settle same; provided, however, that (a) after the Due Diligence Period has terminated, Purchaser’s consent shall be required for the filing or settlement of any new Tax Proceeding, which consent shall not be unreasonably withheld; and (b) Purchaser shall be entitled to that portion of any refund or future tax benefit relating to the period occurring after the Closing (“Purchaser’s Tax Benefit”) after payment to Seller of the pro-rata share of Seller’s costs and expenses attributable to Purchaser’s Tax Benefit, including, without limitation, reasonable attorneys’ fees and disbursements, actually incurred by Seller in obtaining such refund or in obtaining any future tax benefits including benefits based on decreases in assessed valuation.

Section 8.02
Property Tax Proceedings at Purchaser’s Request.  Notwithstanding the foregoing, at Purchaser’s sole cost and expense, Purchaser shall have the right to request that Seller commence any new Tax Proceeding that Purchaser reasonably believes is consistent with the practices of a reasonably prudent building owner. Purchaser shall deliver to Seller, reasonably promptly after request therefor, receipted tax bills and canceled checks used in payment of such taxes and shall execute any and all consents or other documents, and do any act or thing reasonably necessary for the collection of such refund by Seller.

Section 8.03
Income Tax Treatment. Seller and Purchaser agree that the transactions under this Agreement will be treated for U.S. federal income tax purposes and applicable state income tax purposes as a sale by Seller and a purchase by Purchaser of the membership interests of the Company effective as of the date of Closing. The provisions of this Section 8.03 shall survive Closing.

Section 8.04
Survival. The provisions of this Article VIII shall survive the Closing.

ARTICLE IX
COVENANTS

Section 9.01
Seller’s Covenants. Seller covenants that:

(a)
From the Effective Date until the Closing, Seller shall, or shall cause the Company to:

(i)
operate, manage, and maintain the Business in the ordinary course of business in a manner consistent in all material respects with past practice, provided, however, regardless of whether it is in the ordinary course or past practice of the Company, the Company shall not contract to sell, sell or convey any lot or home or dwelling (or agree to construct any home or dwelling) with any affiliated party of the Company, including, without limitation, any owner, officer, manager, sales agent, employee, vendor, or independent contractor, whether in writing or oral, without the prior written approval of Purchaser, which consent may be withheld in Purchaser’s sole and absolute discretion;

(ii)
perform its obligations under the Service Contracts, mortgages/deeds of trust, and other agreements binding on Seller or the Company relating to the Real Property in all material respects and make modifications thereto in the ordinary course of business;

(iii)
maintain in full force and effect the insurance policies currently in effect;

(iv)
comply with all laws applicable to the Company, use, or occupancy thereof and promptly deliver to Purchaser copies of all written notices of any violations thereof, and promptly notify Purchaser of all judgments, claims, and litigation affecting Seller (solely as it relates to the Membership Interests) or the Company;

(v)
promptly notify Purchaser of the institution of any litigation, arbitration, or administrative hearing before any court or governmental agency concerning or affecting the Company, the Seller (solely as it relates to the Membership Interests), and/or the Real Property and of any such proceedings which are to Seller’s knowledge threatened after the date hereof;

(vi)
promptly after the delivery or receipt thereof, deliver to Purchaser copies of all notices concerning the Company, which relate to the Service Contracts, releases of Hazardous Materials affecting the Real Property, or any actual or threatened condemnation of the Real Property or any portion thereof given by or on behalf of any Federal, state, or local agency, and copies of all other correspondence sent, filed, served on, or received by Seller from any federal, state, or local agency affecting the Real Property from and after the Effective Date;

(vii)
with respect to both Seller and the Company, timely file all Tax Returns required to be filed and pay all Taxes required to be paid when due for tax periods ending on or before the Closing Date; and

(viii)
timely make all regular payments of interest and principal on the Existing Mortgage Financing which become due and payable on or prior to the Closing Date, and comply with all of the terms of the Existing Mortgage Financing and neither modify any of the terms of the Existing Mortgage Financing nor request the holder of the Existing Mortgage Financing to waive any of its terms without, in each instance, the purchaser’s prior written approval.

(b)
From the Effective Date until the Closing, Seller shall not, to the extent the same would be binding on or affect the Real Property or any owner thereof after the Closing, and except as permitted under 6.01(a), other than in the ordinary course of business without Purchaser’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed:

(i)
except as permitted under Section 9.01(a)(ii), amend, modify (other than non-material amendments or modifications), terminate or renew any of the Service Contracts;

(ii)
except as already contemplated by the Company, and disclosed to Purchaser on Schedule III, enter into any new Service Contracts;

(iii)
affirmatively (whether by action or inaction) subject the Real Property to any additional liens, encumbrances, covenants, or easements, except to the extent required by purchase agreements for Real Property and as required for the construction of homes in the ordinary course of business;

(iv)
enter into any agreement which would require the consent of a third-party to consummate the transactions contemplated by this Agreement;

(v)
sell, transfer, encumber, or change the status of title of all or any portion of the Real Property or the Membership Interests except as required for the construction and sale of homes in the ordinary course of business;

(vi)
change or attempt to change, directly or indirectly, the current zoning of the Real Property, unless more favorable zoning;

(vii)
cancel, amend, or modify any certificate, approval, license, or permit held by the Company with respect to the Real Property;

(viii)
make any capital improvements or alterations or changes to the Real Property except those necessary to prevent loss of life, personal injury, or property damage in emergency situations and except for the construction and sale of homes in the ordinary course of business;

(ix)
take any action in respect of any litigation or proceeding in respect of the Real Property which shall have a Material Adverse Effect on the Real Property; provided, however, nothing shall preclude Seller from filing appropriate pleadings prior to the answer date or pursuant to an order of the court or administrative body;

(x)
settle or compromise or agree to any settlement or compromise of any insurance or condemnation claim or award, other than in the ordinary course of business;

(xi)
amend or modify any of the Organizational Documents;

(xii)
permit the Company to acquire or agree to acquire any business or any other entity, or otherwise acquire or agree to acquire any assets, or otherwise conduct any business activities of whatever nature or kind other than in the ordinary course of business of operating the Real Property;

(xiii)
permit the Company to make any material changes in its present accounting methods, except as required by law, rule, regulation, or GAAP, or other method currently used by the Company; or

(xiv)
permit the Company to: (A) amend any previously filed Tax Return in a manner that could adversely affect Purchaser; (B) make, change, or rescind any express or deemed material election relating to Taxes; (C) materially change any of its methods of reporting income or deductions for Federal income tax purposes, except as may be required by applicable law; or (D) file any material Tax Return other than in a manner consistent with past custom and practice.

(c)
Purchaser may perform a final walk-through of the Real Property and the Company Office with written notice to Seller no less than five (5) Business Days prior to the Closing Date. Seller shall obtain that access for Purchaser. Seller or a representative for Seller may accompany Purchaser on said walk-through.

(d)
Seller shall not, and shall not authorize or permit any of Seller’s affiliates or any of the Seller Related Parties or the Company to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause Seller’s affiliates, Seller Related Parties and the Company to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Purchaser or any of its affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving the Company; (ii) the issuance or acquisition of membership interests in the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets. Seller agree that the rights and remedies for noncompliance with this Section 9.01(d) shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser.

ARTICLE X
REPRESENTATIONS AND WARRANTIES

Section 10.01
Seller’s Representations and Warranties. The matters set forth in this Section 10.01 constitute representations and warranties by Seller, made as of the date hereof so far as is known to Seller, and which are now and shall continue to be true, complete, and correct up to and including the Closing Date. Seller hereby represents and warrants that:

(a)
With respect to the Real Property:

(i)
The Company has good and marketable title in fee simple to the Real Property free and clear of all liens, except those listed on Schedule 10.01(a)(i) or otherwise disclosed in the Title Policies or Title Commitment. The Real Property has not been assigned or conveyed to any party other than to a Mortgage Lender. No Person (other than Purchaser pursuant to this Agreement) has a right or option to acquire the Real Property or any interest in the Real Property.

(ii)
There are no leases, rights of first refusal, options, rights of first offer or any other similar rights or interests with respect to the Real Property in favor of any third party.

(iii)
There are no judgments presently outstanding and unsatisfied against the Seller, the Company, or the Real Property. There is no litigation, arbitration, or other legal or administrative suit, action, proceeding, or, to Seller’s knowledge, investigation pending or threatened against or involving the Company, the Seller, or the ownership or operation of the Real Property, including, but not limited to, any condemnation action relating to the Real Property.

(iv)
Neither Seller nor the Company has received written notice of any material violation of any Laws or Regulations by any Governmental Authority having jurisdiction over the Real Property that has not been cured, corrected, or waived.

(v)
To Seller’s knowledge, none of such Due Diligence Materials (including, without limitation, all Due Diligence Materials uploaded to the Data Room) contains any untrue statement of a material fact or omits to state a fact necessary to make the statement of fact contained therein not misleading in any material respect.

(vi)
Seller is not, or will become, a person or entity with whom United States persons or entities are restricted or prohibited from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities;

(vii)
Schedule III is a true, correct, and complete list of the Service Contracts. The Company is not a party to any Service Contracts that will be binding upon the Company after the Closing, other than those listed on Schedule III. The Company is in material compliance with each of the Service Contracts and, to Seller’s knowledge, no fact or circumstance has occurred which, by itself or with the passage of time or the giving of notice or both, would constitute a default by any party under any of the Service Contracts. Seller has made available to Purchaser true, correct, and complete copies of all Service Contracts.

(viii)
Seller has not placed any, and to Seller’s knowledge, there are no Hazardous Materials installed, stored in, or otherwise existing at, on, in, or under the Real Property in violation of any Environmental Laws.

(ix)
Schedule II is a true, correct, and complete list of the Existing Mortgage Documents, which have not been modified, amended, or terminated, in writing or otherwise, except as set out on Schedule II. Neither the Seller, the Company, nor any loan guarantor has given or received any notice of a default under any Existing Mortgage Document and, to the best of Seller’s knowledge, neither the Company nor any guarantor is in default under the terms of any Existing Mortgage Document. The Seller shall confirm the accuracy of Schedule II and update it as needed on or before three (3) Business Days after the Effective Date.

(b)
With respect to Seller, the Company, and/or the Membership Interests, as applicable:

(i)
Seller has full legal capacity to execute and deliver this Agreement and each document and instrument contemplated hereby (collectively, the “Transaction Documents”) to which he is a party and perform his obligations hereunder and thereunder and to consummate the transactions contemplated hereby.

(ii)
This Agreement and the Transaction Documents to which Seller is a party have been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement and the Transaction Documents to which Seller is a party by each other party hereto and thereto, constitute the valid and binding agreement of Seller enforceable against Seller in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(iii)
Except for the third party consents set forth on Schedule 10.01(b)(iii), neither the execution, delivery, and performance of this Agreement, nor the consummation of the transactions contemplated hereby is prohibited by, or requires Seller or the Company to obtain any consent, authorization, approval, or registration under: (A) any law, statute, rule, regulation, judgment, order, writ, injunction, or decree which is binding upon Seller or the Company; or (B) any agreement to which Seller or the Company is a party.

(iv)
Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(v)
The Company is, and always has been, a limited liability company duly organized, validly existing, and in good standing under the laws of the State of their organization and the Company is duly qualified as a foreign limited liability company in the State of North Carolina. The Company has the requisite limited liability company power and authority to own, operate, lease, and encumber its assets and to carry on the Business as it has been and is now being conducted.

(vi)
Schedule 10.01(b)(vi) is a true, correct, and complete list of all Organizational Documents of the Company as well as a true and correct organizational chart showing the ownership percentage(s) of the Company and any and all affiliates and subsidiaries. There are no other Organizational Documents between the Company and Seller or any other persons or entities, other than the agreements and documents listed on Schedule 10.01(b)(vi), true, correct, and complete copies of which have been made available to Purchaser.

(vii)
The Company does not own, directly or indirectly, any capital stock or any other equity interest in any corporation, partnership, trust, limited liability company, or other legal entity, whether incorporated or unincorporated, and the only property the Company owns is the Real Property and related operating accounts and reserve accounts.

(viii)
The Membership Interests are validly issued, fully paid, and non-assessable. The Membership Interests owned by Seller and contemplated to be sold to Purchaser hereunder were issued in compliance with applicable Laws and constitute 100% of the total issued and outstanding membership interests in the Company. The Membership Interests were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement, or commitment to which Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(ix)
There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in the Company or obligating any Seller or the Company to issue or sell any membership interests (including the Membership Interests), or any other interest, in the Company. Other than the Organizational Documents, there are no voting trusts, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests. There are no outstanding obligations of the Company to repurchase, redeem, or otherwise acquire any Membership Interests.

(x)
Seller owns the Membership Interests free and clear of all Encumbrances.

(xi)
All Tax Returns of the Company and Seller required by any federal, state, or local authority have been duly and properly filed, and to the extent any Taxes were due and payable by the Company, or required to be withheld for any employees of the Company, the Company caused all such Taxes to have been fully paid or withheld. There are no: (A) tax claims, audits, or proceedings pending or, to Seller’s knowledge, threatened against the Company; (B) Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company; or (C) Tax indemnity, Tax sharing, or Tax allocation agreements binding on the Company. The Company has complied with all information reporting and backup withholding provisions of applicable Law, except where failure to comply with any such Law would not subject the Company to any Material Adverse Effect. To Seller’s knowledge, no claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction. Seller has delivered to Purchaser true, correct, and complete copies of all federal, state, and local income, franchise, and similar Tax Returns, examination reports, and statements or deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2014.

(xii)
All agreements, oral or written (including, without limitation, any option agreements, right of first refusal agreements or right of first offer agreements), in effect for the purchase and sale of real property (other than pending home sales contracts to customers) by the Company are set forth on Schedule 10.01(b)(x) (the “Purchase and Sale Agreements”). Other than the Purchase and Sale Agreement, there are no other agreements, oral or written, currently in effect in connection with the Company’s purchase and sale of any real property. The copies of the Purchase and Sale Agreements provided to Purchaser are complete, true and correct. There are no defaults under any of the Purchase and Sale Agreements.

(xiii)
The Company has been treated as a disregarded entity for federal, state, and local income tax purposes since its formation;

(xiv)
The reviewed and unaudited financial statements of the Company for fiscal years 2016, 2017, and 2018 and for the period ended December 31, 2019 attached hereto and incorporated herein as Schedule 10.01(b)(xiv) (“Financial Statements”) were prepared from the Company’s books of account on a GAAP basis consistently applied, are to the best of Seller’s knowledge accurate and complete, and to the best of Seller’s knowledge fairly present the financial condition, results of operations, and cash flows of the Company at the dates and for the periods indicated. To the best of Seller’s knowledge, the books of account of the Company accurately reflect all items of income and expense and all assets and liabilities of the Company, except as otherwise provided herein. To the best of Seller’s knowledge, the Company has no liabilities not covered by insurance that are not set forth on the Financial Statements.

(xv)
No actions, suits, claims, investigations, or proceedings: (A) are pending or to the best of Seller’s knowledge threatened against or by the Company, Seller, or any affiliate of Seller relating to the Company or affecting the Membership Interests other than warranty and punch list work performed or being performed by the Company in the ordinary course of business; (B) are pending or to the best of Seller’s knowledge threatened against or by the Company, Seller, or any affiliate of Seller that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement; or (C) have been served upon the Company, nor has the Company initiated any court or administrative proceedings in any way involving or relating to the Company or the Membership Interests, nor have any of same been filed or threatened in writing with respect to the Company or the Membership Interests;

(xvi)
Neither the Seller nor the Company have: (A) filed any voluntary or had involuntarily filed against it in any court or with any governmental body pursuant to any statute either of the United States or of any State, a petition in bankruptcy or insolvency or seeking to effect any plan or other arrangement with creditors, or seeking the appointment of a receiver; (B) had a receiver, conservator, or liquidating agent or similar person appointed for all or a substantial portion of its assets; (C) suffered the attachment or other judicial seizure of all, or substantially all of its assets; (D) given notice to any person or governmental body of insolvency; or (E) made an assignment for the benefit of its creditors or taken any other similar action for the protection or benefit of its creditors. Neither the Seller nor the Company is insolvent or will be rendered insolvent by the consummation of the transactions under this Agreement;

(xvii)
The only employees and independent contractors of the Company are those listed on Schedule 10.01(b)(xvii). There are no employees or independent contractors of the Company whose employment or engagement with the Company cannot be terminated prior to Closing. There are no union contracts, collective bargaining agreements or employment contracts affecting the Company. The Company does not employ more than one hundred (100) employees.

(xviii)
Schedule 10.01(b)(xviii) contains a true and complete list of each Company Employee Plan. Seller has made available to Purchaser true and complete copies of each such Company Employee Plan, together with all amendments thereto (or a description, if such Company Employee Plan is not written), and, to the extent applicable with respect thereto: (i) all related trust agreements, insurance Contracts or other funding arrangements and amendment thereto, (ii) all current summary plan descriptions and summaries of material modifications; (ii) the annual report on IRS Form 5500 series, including audited financial statements and any other attachments thereto, for the most recent plan year; (iii) the most recent actuarial valuation report; and (iv) the most recent IRS determination letter or opinion letter. Each Company Employee Plan complies, and has been operated in compliance, in all material respects with the requirements of Section 409A of the Code. The Company does not have any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director or consultant of the Company for any tax incurred by such service provider, including under Section 409A or 4999 of the Code.

(xix)
The Company has not been a member of an affiliated, combined, consolidated, or unitary tax group for tax purposes. The Company has no liability for taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign law), as transferee or successor, by contract or otherwise.

(xx)
Except for, there are no investment bankers, brokers, finders or other intermediaries that have been retained by or are authorized to act on behalf of Seller or are entitled to any fee or commission in connection with the transactions contemplated hereby.

(xxi)
Except for the Employment Agreements, following the Closing Date there will not exist any ongoing contractual obligations between the Company and the Seller or its affiliates.

Section 10.02
Survival of Seller Representations and Warranties .

(a)
The representations and warranties set forth in Section 10.01 are true, complete, and correct as of the date hereof, and shall be true, complete, and correct as of the Closing Date with the same force and effect as if first made at that time.

(b)
The representations and warranties of Seller set forth in Section 10.01 shall survive the Closing for three hundred sixty-five (365) days following the Closing Date (the “Survival Period”).

Section 10.03
Purchaser’s Representations and Warranties .

(a)
Purchaser represents and warrants that:

(i)
Purchaser has full power and authority to enter into and perform this Agreement in accordance with its terms. Purchaser is a limited liability company duly organized and in good standing under the laws of the State of Florida. All requisite action (corporate, trust, partnership or otherwise) has been taken by Purchaser in connection with this Agreement or shall have been taken on or prior to the Closing Date. Purchaser’s execution, delivery, and performance of this Agreement have been duly authorized and all required consents or approvals have been obtained. The individuals executing this Agreement on behalf of Purchaser have the power and authority to bind Purchaser to the terms and conditions of this Agreement;

(ii)
This Agreement is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally; and

(iii)
Purchaser is not a person or entity with whom United States persons or entities are restricted or prohibited from doing business under OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

(iv)
The Company is, and always has been, a limited liability company duly organized, validly existing, and in good standing under the laws of the State of its organization. The Company has the requisite limited liability company power and authority to own, operate, lease, and encumber its assets and to carry on the Business as it has been and is now being conducted.

(v)
Neither the Purchaser nor the Company have: (A) filed any voluntary or had involuntarily filed against it in any court or with any governmental body pursuant to any statute either of the United States or of any State, a petition in bankruptcy or insolvency or seeking to effect any plan or other arrangement with creditors, or seeking the appointment of a receiver; (B) had a receiver, conservator, or liquidating agent or similar person appointed for all or a substantial portion of its assets; (C) suffered the attachment or other judicial seizure of all, or substantially all of its assets; (D) given notice to any person or governmental body of insolvency; or (E) made an assignment for the benefit of its creditors or taken any other similar action for the protection or benefit of its creditors. Neither the Purchaser nor the Company is insolvent or will be rendered insolvent by the consummation of the transactions under this Agreement;

(vi)
There are no investment bankers, brokers, finders or other intermediaries that have been retained by or are authorized to act on behalf of Purchaser or are entitled to any fee or commission in connection with the transactions contemplated hereby.

Section 10.04
Survival of Purchaser’s Representations and Warranties

(a)
The representations and warranties set forth in Section 10.01 are true, complete, and correct as of the date hereof, and shall be true, complete and correct as of the Closing Date with the same force and effect as if first made at that time.

(b)
The representations and warranties of Purchaser set forth in Section 10.01 shall survive the Closing for three hundred sixty-five (365) days following the Closing Date.

ARTICLE XI
CONDITIONS TO CLOSING

Section 11.01
Conditions to Obligations of Seller. Notwithstanding anything to the contrary contained herein, the obligation of Seller to close the transaction in accordance with this Agreement is expressly conditioned upon the fulfillment by and as of the time of the Closing of each of the conditions listed below, provided that Seller, at its election, evidenced by written notice delivered to Purchaser at or prior to the Closing, may waive any of such conditions:

(a)
Purchaser shall have: (i) executed and delivered to the Seller all of the documents required to be delivered by Purchaser at Closing; (ii) taken all other action required by Purchaser at closing; (iii) paid the Cash Payment in accordance with 2.03 above; (iv) paid all other sums of money required under this Agreement; and (v) performed and observed all other obligations and covenants of and required by Purchaser pursuant to this Agreement prior to or as of the Closing Date in all material respects.

(b)
On the Closing Date, all representations and warranties made by Purchaser in Section 8.03 shall be true and correct in all material respects as if made on the Closing Date.

(c)
Seller and Purchaser shall have agreed to an acceptable pro forma business plan including all charges and expenses that would be assessed against the Company on a pro forma basis in addition to potential revenue increases and cost savings that could be realized.

(d)
On the Closing Date, all representations and warranties made by Purchaser in Section 8.03 shall be true and correct in all material respects as if made on the Closing Date.

Section 11.02
Conditions to Obligations of Purchaser. Notwithstanding anything to the contrary contained herein, the obligation of Purchaser to close the transaction and pay the Purchase Price in accordance with this Agreement is expressly conditioned upon the fulfillment by and as of the time of the Closing of each of the conditions listed below, provided that Purchaser, at its election, evidenced by written notice delivered to Seller at or prior to the Closing, may waive all or any of such conditions:

(a)
Seller shall have: (i) executed and delivered to Purchaser (or other applicable party) all of the documents required to be delivered by Seller at the Closing; (ii) taken all other action required of Seller at the Closing; (iii) performed and observed all of the obligations and covenants of and required by Seller pursuant to this Agreement prior to or as of the Closing Date; and (iv) obtained all required third party consents set forth on Schedule 10.01(b)(iii).

(b)
All representations and warranties made by Seller in Section 10.01 shall be true and correct both as of the date made and as of the Closing Date.

(c)
There shall be no Material Adverse Effect in economic or operational condition of the Company.

Section 11.03
Failure of Conditions to Closing.

(a)
If Purchaser is unable or otherwise fails to timely satisfy (and Seller has not waived in writing) the conditions precedent to Seller’s obligation to effect the Closing, Seller, in Seller’s sole and absolute discretion, may (in addition to any rights Seller may have under Section 14.01 of this Agreement) either: (i) terminate this Agreement by written notice thereof to Purchaser, and this Agreement shall terminate and have no further force or effect and neither Party shall have any further rights and/or obligations with respect to each other or this Agreement, except for any obligations that expressly survive termination; or (ii) waive any unsatisfied condition and consummate the transactions contemplated hereby.

(b)
If any condition precedent to Purchaser’s obligation to effect the Closing set forth in Section 11.02 has not been timely satisfied, then Purchaser, in Purchaser’s sole and absolute discretion, may either: (i) terminate this Agreement by written notice thereof to Seller, and this Agreement shall terminate, the Deposit shall be immediately returned to Purchaser and have no further force or effect and neither Party shall have any further rights and/or obligations with respect to each other or this Agreement, except for any obligations that expressly survive termination; or (ii) waive any unsatisfied condition and consummate the transactions contemplated hereby.

ARTICLE XII
AS-IS

Section 12.01
AS-IS, WHERE-IS. Subject to Seller’s express representations and warranties set forth in this Agreement and the documents delivered at Closing, Purchaser is expressly purchasing the Property (indirectly by acquiring the Membership Interests in the Company) in its existing condition “AS-IS, WHERE-IS, AND WITH ALL FAULTS” and, except as expressly set forth in this Agreement, based upon the condition (physical or otherwise) of the Property as of the Effective Date.

Section 12.02
No Warranty or Other Representation. Except as expressly set forth in this Agreement to the contrary, Seller hereby disclaim all warranties of any kind or nature whatsoever (including, without limitation, warranties of habitability and fitness for particular purposes), whether expressed or implied, including, without limitation, warranties with respect to the Real Property. Except as is expressly set forth in this Agreement, including the representations and warranties of Seller set forth in this Agreement, Purchaser acknowledges that it is not relying upon any representation of any kind or nature made by Seller or any Seller Related Parties with respect to the Real Property.

ARTICLE XIII
RESERVED

ARTICLE XIV
DEFAULT BY PURCHASER OR SELLER

Section 14.01
Seller Remedies in Event of Purchaser’s Pre-Closing Breach or Default. If Purchaser shall default in the performance of any of Purchaser’s obligations to be performed under this Agreement and the Closing does not occur as a result thereof (and Purchaser’s default was not caused by any Seller default under this Agreement, and Seller is otherwise ready, willing and able to perform any obligations to be performed on the Closing Date), Seller’s sole and exclusive remedies shall be to terminate this Agreement by delivery of written notice to Purchaser and receive the Deposit as liquidated damages, whereupon this Agreement shall terminate and neither Party shall have any further rights or obligations with respect to each other or this Agreement, except those that are expressly provided in this Agreement to survive the termination hereof. This provision does not alter or limit any remedies available to Seller in the event of Purchaser post-closing defaults as set out in this Agreement.

Section 14.02
Purchaser’s Remedies in Event of Any Seller Breach or Default.  If Seller shall default in the performance of any of Seller’s obligations to be performed under this Agreement and the Closing does not occur as a result thereof (and Seller’s default was not caused by any Purchaser default under this Agreement, and Purchaser is otherwise ready, willing and able to perform any obligations to be performed on the Closing Date), Purchaser’s sole exclusive remedies shall be to either: (a) terminate this Agreement by delivery of written notice to Seller, whereupon the Deposit shall be immediately returned to Purchaser, this Agreement shall terminate, and neither Party shall have any further rights or obligations with respect to each other or this Agreement, except those that are expressly provided in this Agreement to survive the termination hereof; or (b) continue this Agreement and seek specific performance of each and every Seller’s obligations hereunder. Notwithstanding the foregoing, if Seller shall willfully default in its obligation to close the transaction hereunder on the Closing Date and/or specific performance shall not be a legally available remedy to Purchaser, then Purchaser shall be entitled to (and Seller shall reimburse Purchaser for) Purchaser’s Costs (which reimbursement obligation shall survive the termination of this Agreement). The term “Purchaser’s Costs” is defined for the purpose of this Agreement as the expenses and damages, if any, actually incurred by Purchaser for: (A) title examination, survey, and municipal searches, including the issuance of Purchaser’s Title Report and any continuation thereof, without issuance of a title insurance policy; (B) fees paid to Purchaser’s consultants for preparing any environmental and engineering reports with respect to the Property; and (C) the actual third-party costs incurred by Purchaser in connection with the negotiation of this Agreement and Purchaser’s due diligence with respect to the Property, including, without limitation, reasonable attorneys’ fees and costs.

Section 14.03
Survival. The provisions of this ARTICLE XIV shall survive the termination of this Agreement and the Closing for the periods proscribed herein.

ARTICLE XV
CONFIDENTIALITY AND PRESS RELEASE

Section 15.01
Confidentiality.

(a)
Until the Closing, Purchaser will treat this Agreement and/or the contents of this Agreement and the information disclosed to it by Seller, or otherwise gained through Purchaser’s access to the Real Property and the Company’s books and records, as confidential and not disclose such information to any other person or entity, giving it the same care as Purchaser’s own confidential information, and make no use of any such disclosed information not independently known to Purchaser except in connection with the transactions contemplated hereby; provided, however, that Purchaser may, without the consent of the Seller, disclose such information: (i) to its partners, members, managers, employees, advisors, consultants, attorneys, accountants, prospective and actual investors, and lenders (the “Purchaser Transaction Parties”), so long as any such Purchaser Transaction Parties to whom disclosure is made shall also agree to keep all such information confidential in accordance with the terms hereof; and (ii) if disclosure is required by law or by regulatory or judicial process, provided that in such event, Purchaser shall notify the Seller on behalf of Seller of such required disclosure, shall exercise all commercially reasonable efforts to preserve the confidentiality of the confidential information, including, without limitation, reasonably cooperating with the Seller (at Seller’s sole expense) to obtain an appropriate order or other reliable assurance that confidential treatment will be accorded such confidential information by such tribunal and shall disclose only that portion of the confidential information which Purchaser is legally required to disclose.

(b)
Until the Closing, Seller will treat the information disclosed to Seller by Purchaser, as confidential, giving it the same care as Seller’s own confidential information, and make no use of any such disclosed information not independently known to Seller except in connection with the transactions contemplated hereby; provided, however, that Seller may, without the consent of Purchaser, disclose such information: (i) to its partners, members, managers, employees, advisors, consultants, attorneys, accountants, prospective and actual investors, and lenders (collectively, the “Seller Transaction Parties”), so long as any Seller Transaction Parties to whom disclosure is made shall also agree to keep all such information confidential in accordance with the terms hereof; and (ii) if disclosure is required by law or by regulatory or judicial process, provided that in such event Seller shall notify Purchaser of such required disclosure, shall exercise all commercially reasonable efforts to preserve the confidentiality of the confidential information, including, without limitation, reasonably cooperating with Purchaser (at Purchaser’s sole expense) to obtain an appropriate order or other reliable assurance that confidential treatment will be accorded such confidential information by such tribunal and shall disclose only that portion of the confidential information which Purchaser is legally required to disclose.

(c)
Notwithstanding the foregoing, the confidentially provisions of this Section 13.01 shall not apply to any information or document which: (i) is or becomes generally available to the public other than as a result of a disclosure in violation of this Agreement; or (ii) subject to compliance with this Section 13.01, is required by law or court order to be disclosed. In the event of a termination of this Agreement, each Party shall promptly return all such confidential information to the other.

Section 15.02
No Press Release; Publicity . Prior to the Closing Date: (a) no press releases or public statements shall be issued or made by Seller or Purchaser with respect to the transactions contemplated by this Agreement; and (b) Purchaser and the Seller on behalf of Seller shall confer and agree on a press release to be issued jointly by Purchaser and Seller disclosing the transaction and the appropriate time for making such release. At no time, whether prior to or following the Closing Date, shall either Purchaser or Seller issue any press releases (or other public statements) with respect to the transactions contemplated in this Agreement which disclose the Purchase Price or contain any mention of the other Party to this Agreement without the approval of such other Party, which approval may be withheld in such other Party’s sole and absolute discretion.

Section 15.03
Survival. The provisions of this Article XV shall survive the termination of this Agreement.

ARTICLE XVI
GENERAL PROVISIONS

Section 16.01
Notices . Unless specifically stated otherwise in this Agreement, all notices, waivers, and demands required under this Agreement shall be in writing and delivered to all other Parties, at the addresses below, by one of the following methods:

(a)
Hand delivery, whereby delivery is deemed to have occurred at the time of delivery;

(b)
A nationally recognized overnight courier company, whereby delivery is deemed to have occurred the Business Day following deposit with the courier;

(c)
Registered United States Mail, signature required and postage-prepaid, whereby delivery is deemed to have occurred on the third Business Day following deposit with the United States Postal Service; or

(d)
Electronic transmission (facsimile or e-mail) provided that the transmission is completed no later than 8:00 p.m. on a Business Day and the original also is sent via overnight courier or U.S. Mail, whereby delivery is deemed to have occurred at the end of the Business Day on which electronic transmission is completed.

To Purchaser:	Dream Finders Holdings LLC c/o Dream Finders Homes LLC
14701 Philips Highway, Suite 300
Jacksonville, Florida 32256
904-644-7670
partrick.zalupski@dreamfindershomes.com
Attention: Patrick Zalupski, President

with a copy to:	Dream Finders Homes LLC
14701 Philips Highway, Suite 300
Jacksonville, Florida 32256
904-644-7670
robert.riva@dreamfindershomes.com
Attention: Robert E. Riva, Jr., Esq., General Counsel

To the Seller:	H&H Constructors, Inc.
2919 Breezewood Ave., Suite 400
Fayetteville, NC 28303
910-484-4864
RalphHuff@hhhomes.com

with a copy to:	H. Terry Hutchens
4317 Ramsey Street
Fayetteville, Nc 28311
910-864-6888
Terry.hutchens@hutchenslawfirm.com

Any Party shall change its address for purposes of Section 16.01 by giving written notice as provided in Section 16.01.

All notices and demands delivered by a Party’s attorney on a Party’s behalf shall be deemed to have been delivered by said Party. Notices shall be valid only if served in the manner provided in this Section 16.01.

Section 16.02
Complete Agreement.

(a)
Complete Agreement; Counterparts; Amendments. This Agreement may be executed in counterparts, and when executed by all Parties shall become one integrated agreement enforceable on its terms. This Agreement supersedes all prior agreements between the Parties with respect to the subject hereof and all discussions, understandings, offers, and negotiations with respect thereto, whether oral or written. This Agreement shall not be amended or modified, except in a writing signed by each Party hereto. If amended or modified as permitted by this Section 16.02(a), the term “Agreement” shall thereafter be read as including all said amendments and modifications. All exhibits that are referenced in this Agreement or attached to it are incorporated herein and made a part hereof as if fully set forth in the body of the document.

(b)
Partial Invalidity. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

(c)
No Waivers. Any waiver of any provision or of any breach of this Agreement shall be in writing and signed by the Party waiving said provision or breach. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts. Effective as of the Closing, any breaches or conditions not waived previously (including any Title Objections) in accordance with this Section 16.02(c) are deemed waived.

Section 16.03
Parties; Assignment of Agreement; Successors and Assigns .

(a)
Purchaser and its permitted successors and assigns shall have the absolute right and authority to assign this Agreement and all of its rights hereunder to any corporation, partnership, or other entity as Purchaser may elect, and any such assignee (the “Assignee”) shall be entitled to all of the rights and powers of Purchaser hereunder, provided that Purchaser: (i) gives the Seller on behalf of Seller written notice of such assignment at or prior to the closing; (ii) delivers to the Seller on behalf of Seller at or prior to the closing an instrument evidencing such assignment; and (iii) Purchaser owns or controls Assignee. Notwithstanding any such assignment, Purchaser shall not be released from any obligations under this Agreement.

(b)
All references to Seller in this Agreement shall include Seller’s assignee.

(c)
The terms “Party” and “Parties” include Seller, Purchaser, their respective constituent entities and their respective successors, assigns, and legal representatives. In the event either Seller or Purchaser is an individual, a “Party” or “Parties” includes that individual’s heirs.

(d)
This Agreement and all its covenants, terms, and provisions shall be binding on and inure to the benefit of each Party and its successors and assigns.

Section 16.04
Further Assurances . Seller and Purchaser each agree to do such things, perform such acts and make, execute, acknowledge, and deliver such documents as may be reasonably necessary and customary to complete the transactions contemplated by this Agreement. This Section 16.04 shall survive the Closing.

Section 16.05
Interpretation and Construction.

(a)
Drafting Party. The Parties acknowledge that, in connection with negotiating and executing this Agreement, each has had its own counsel and advisors and that each has reviewed and participated in the drafting of this Agreement. The fact that this Agreement was prepared by Purchaser’s counsel as a matter of convenience shall have no import or significance to the construction of this Agreement. Any uncertainty or ambiguity in this Agreement shall not be construed against Purchaser’s because Purchaser’s counsel prepared this Agreement in its final form. Any rule of construction that requires any ambiguities to be interpreted against the drafter shall not be employed in the interpretation of: (i) this Agreement; (ii) any exhibits to this Agreement; or (iii) any document drafted or delivered in connection with the transactions contemplated by this Agreement.

(b)           Captions. Any captions or headings used in this Agreement are for convenience only and do not define or limit the scope of this Agreement.

(c)
Singular or Plural. The singular of any term, including any defined term, shall include the plural and the plural of any term shall include the singular. The use of any pronoun with respect to gender shall include the neutral, masculine, feminine and plural. The term “Person” or “Persons” includes a natural person or any corporation, limited liability company, partnership, trust, or other type of entity validly formed.

Section 16.06
Days; Performance on a Saturday, Sunday or Holiday. Whenever the term “day” is used in this Agreement, it shall refer to a calendar day unless otherwise specified. Should this Agreement require an act to be performed or a notice to be given on a Saturday, Sunday, or Holiday, the act shall be performed or notice given on the following Business Day.

Section 16.07
Time Is of the Essence . The parties hereto acknowledge and agree that, except as otherwise expressly provided in this Agreement, TIME IS OF THE ESSENCE for the performance of all actions (including, without limitation, the giving of notices, the delivery of documents, and the funding of money) required or permitted to be taken under this Agreement. However, notwithstanding anything to the contrary herein, whenever action must be taken (including, without limitation, the giving of Notice, the delivery of documents, or the funding of money) under this Agreement prior to the expiration of, by no later than, or on a particular date that is not a Business Day, then such date shall be extended until the immediately following Business Day.

Section 16.08
Governing Law; Submission to Jurisdiction . This Agreement shall be governed and construed in accordance with the laws of the State of Florida, without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the State of Florida. EACH PARTY HERETO AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE TRIED AND LITIGATED IN STATE OR FEDERAL COURTS LOCATED IN DUVAL COUNTY, FLORIDA, UNLESS SUCH ACTIONS OR PROCEEDINGS ARE REQUIRED TO BE BROUGHT IN ANOTHER COURT TO OBTAIN SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. TO THE EXTENT PERMITTED BY LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT ANY PARTY HERETO MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS, TO ASSERT THAT ANY PARTY HERETO IS NOT SUBJECT TO THE JURISDICTION OF THE AFORESAID COURTS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 16.08.

Section 16.09
No Offer. This Agreement shall not be deemed an offer or binding upon Seller or Purchaser until this Agreement is fully executed and delivered by Seller and Purchaser.

Section 16.10
No Survival . Except as otherwise provided in this Agreement, no representations, warranties, covenants, or other obligations of Seller set forth in this Agreement shall survive the Closing hereunder and no action based thereon shall be commenced after the Closing.

Section 16.11
Attorneys’ Fees.

(a)
Seller and Purchaser each acknowledge that: (i) they have been represented by independent counsel in connection with this Agreement; (ii) they have executed this Agreement with the advice of such counsel; and (iii) this Agreement is the result of negotiations between the parties hereto and the advice and assistance of their respective counsel.

(b)
Except as otherwise set forth herein, each Party to this Agreement shall be responsible for all costs it incurs in connection with the preparation, review, and negotiation of this Agreement and the transactions and the Closing contemplated by this Agreement, including any attorneys’ or consultants’ fees.

(c)
If any action is brought by Seller on the one hand against Purchaser on the other hand or vice versa in connection with or arising out of this Agreement or any of the documents and instruments delivered in connection herewith or in connection with the transactions contemplated hereby, the prevailing Party shall be entitled to recover from the other Party to such action its reasonable out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred in connection with the prosecution or defense of such action. Without limiting the generality of the foregoing, and in addition to the provisions of Section 16.11(b) and 16.11(c), in the event a party brings a claim in contravention of Section 16.08 herein (including, without limitation, bringing a claim in a court outside of Duval County, Florida), such party shall pay to the non-filing party all costs and expenses for dismissing or removing such claim to the proper venue set forth in Section 16.08.

Section 16.12
Prohibition on Recording. Neither this Agreement nor any memorandum hereof may be recorded without first obtaining Purchaser’s consent.

Section 16.13
In the event that a dispute survives the Closing or termination of this Agreement, SELLER AND PURCHASER HEREBY EXPRESSLY AND UNCONDITIONALLY WAIVES, IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING BROUGHT BY THE OTHER PARTY HERETO UNDER THIS AGREEMENT OR IN CONNECTION WITH ANY TRANSACTION CONTEMPLATED HEREBY, ANY AND EVERY RIGHT EACH OF SELLER AND PURCHASER MAY HAVE TO: (a) INJUNCTIVE RELIEF (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT TO THE CONTRARY); (b) A TRIAL BY JURY; (c) INTERPOSE ANY COUNTERCLAIM THEREIN (EXCEPT FOR ANY COMPULSORY COUNTERCLAIM WHICH, IF NOT ASSERTED IN SUCH SUIT, ACTION OR PROCEEDING, WOULD BE WAIVED); AND (d) HAVE THE SAME CONSOLIDATED WITH ANY OTHER OR SEPARATE SUIT, ACTION OR PROCEEDING.

[Remainder of Page Left Blank – Signatures Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

PURCHASER:

DREAM FINDERS HOLDINGS LLC, a Florida limited liability company

By:	/s/ Patrick O. Zalupski
Name:	Patrick O. Zalupski
Title:	Chief Executive Officer

SELLER:

H&H CONSTRUCTORS, INC.

By:	/s/ D. RALPH HUFF III
D. RALPH HUFF III
CEO

The undersigned places its signature below solely to acknowledge that it is acting as Escrow Agent in accordance with the terms and conditions of this Agreement.

ESCROW AGENT:

By:	/s/ Terry Hutchens
Name:	Terry Hutchens
Title:	Managing Partner

EXHIBIT A

FOUR-YEAR BUSINESS PLAN

EXHIBIT B

FORM OF ASSIGNMENT

EXHIBIT C

FORM OF FIRPTA CERTIFICATE

SCHEDULE I

REAL PROPERTY

SCHEDULE II

EXISTING MORTGAGE DOCUMENTS

SCHEDULE III

SERVICE CONTRACTS

SCHEDULE 10.01(a)(i)

TITLE MATTERS

SCHEDULE 10.01(b)(iii)

REQUIRED THIRD PARTY CONSENTS

SCHEDULE 10.01(b)(vi)

ORGANIZATIONAL DOCUMENTS AND ORGANIZATIONAL CHART

SCHEDULE 8.01(b)(x)

PURCHASE AND SALE AGREEMENTS

SCHEDULE 10.01(b)(xiv)

FINANCIAL STATEMENTS

SCHEDULE 10.01(b)(xvii)

EMPLOYEES AND INDEPENDENT CONTRACTORS

SCHEDULE 10.01(b)(xviii)

COMPANY EMPLOYEE PLAN